EXHIBIT 99.1

SMTC Reports Fourth Quarter and 2013 Results

  Reports fourth quarter results of $67.4 million in revenue, ($2.2) million in adjusted EBITDA and a net loss of $(7.7) million and $(0.47) in EPS.
  Reports that the fourth quarter gross profit was negatively affected by the previously announced inventory adjustment of $3.2 million and an additional provision against inventory and accounts receivable of $0.1 and $0.2 million respectively relating to a legacy customer. Excluding these and other minor expenses, adjusted fourth quarter EBITDA was $1.3 million.
  Reports full year 2013 results of $270.7 million in revenue, $0.8 million in adjusted EBITDA and a net loss of $(11.9) million and $(0.73) in EPS.
  The full year gross profit was $15.4 million and was negatively affected by $4.7 million in inventory adjustments, $1.0 million in unrealized foreign exchange loss on derivatives and a $1.0 million negative gross margin from the Markham manufacturing facility (closed in 2013). Excluding the above items gross profit was $22.1 million or 8.2% of revenue.
  Reports a $6.8 million reduction of debt in the fourth quarter compared to the prior quarter mainly due to an $8.8 million reduction in accounts receivable and a $12.2 million reduction in inventories creating positive quarterly cash flow from operations.
  Recorded a $4 million reduction in the deferred tax asset due to the uncertainty of the ability to recognize the asset.
  Obtained waivers from lender relating to violations of covenants in credit agreement and amendments to certain covenants going forward.
  Completes investigation into previously reported inventory overstatement at Mexican subsidiary. Determines not to restate prior period financial statements as required adjustment cannot be specifically allocated to prior periods.

TORONTO, April 14, 2014 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced fourth quarter 2013 unaudited results and 2013 results.

Revenue for the year was $270.7 million, an 8.6% decrease sequentially from 2012. The decrease was mainly due to decreased volumes with three long standing customers in addition to two customer disengagements as a result of the Markham production facility closure at the end of the second quarter. Gross margin was 5.7%, however when removing the effects of the inventory adjustment, unrealized foreign exchange on derivatives and the negative gross margin from the closed Markham manufacturing facility, gross margin was 8.2%. When removing the above noted items in addition to $1.1 million of charges incurred during the year related to lease exit costs, executive severance and CEO recruitment fees, the Adjusted EBITDA was $7.6 million.

Revenue for the fourth quarter was $67.4 million, a 7.5% decrease sequentially from the third quarter. The decrease was mainly due to a reduction in revenue from one customer. Gross margin was 2.0%; however when removing the effects of the inventory adjustments the gross margin was 7.3%. Adjusted EBITDA was $1.3 million when removing the above items.

Debt was reduced by $6.8 million compared to the prior quarter mainly due to an $8.8 million reduction in accounts receivable and a $12.2 million reduction in inventories creating positive quarterly cash flow from operations.

Executive Chairman Clarke Bailey stated, "2013 was a year of transition with the goal of rectifying the legacy issues that existed and positioning the company for growth and improved profitability. A very important step in that direction was the hiring of Sushil Dhiman as Chief Executive Officer. Sushil joins SMTC with extensive experience and a successful career in the EMS industry. We are cautiously optimistic that the major issues are behind SMTC and that the foundation is now in place for a bright future under the leadership of Sushil."

Chief Executive Officer Sushil Dhiman stated, "I am delighted to have the opportunity to lead SMTC and return the company to growth and improved profitability. We have a strong customer base, dedicated executive team and talented workforce. I am encouraged by the early results of the many changes that have been implemented, particularly in our Mexican operations. I also want to thank PNC, our lender, for their support during this important phase."

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is computed as net income from continuing operations excluding depreciation, restructuring charges, unrealized foreign exchange gains/losses on derivative financial instruments, interest and income tax expense. SMTC Corporation has provided in this release a non-GAAP calculation of adjusted EBITDA as supplemental information regarding the operational performance of SMTC's core business. A reconciliation of adjusted EBITDA to net earnings (loss) is included in the attachment. Management uses this non-GAAP financial measure internally in analyzing SMTC's financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing SMTC's performance and when planning, forecasting and analyzing future periods. SMTC believes this non-GAAP financial measure is useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use it to help assess the health of our business. Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider adjusted EBITDA along with other financial performance measures, including revenue, net income and SMTC's financial results presented in accordance with GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others discussed in SMTC's most recent filings with securities regulators in the United States. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 1,800 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership and 2013 with the North American Growth Leadership Award in the EMS industry, as one of the fastest growth companies in 2012.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Revenue	$ 67,448	$ 73,156	$ 270,684	$ 296,305
Cost of sales	66,082	67,430	255,285	269,765
Gross profit	1,366	5,726	15,399	26,540
Selling, general and administrative expenses	4,588	4,726	19,190	17,325
Restructuring charges	546	1,729	1,989	2,180
Gain on Disposal Capital Assets	--	--	(101)	--
(Gain)/Loss on contingent consideration	24	--	274	(650)

Operating earnings	(3,792)	(729)	(5,953)	7,685
Interest expense	463	426	1,724	1,957
Earnings (loss) before income taxes	(4,255)	(1,155)	(7,677)	5,728
Income tax expense (recovery)
Current	76	247	887	621
Deferred	3,347	(2,389)	3,331	(2,435)
	3,423	(2,142)	4,218	(1,814)
Net earnings, also being comprehensive income	$ (7,678)	$ 987	$ (11,895)	$ 7,542

Basic earnings per share	$ (0.47)	$ 0.06	$ (0.73)	$ 0.46
Diluted earnings per share	$ (0.47)	$ 0.06	$ (0.73)	$ 0.46

Weighted average number of shares outstanding
Basic	16,396,764	16,333,252	16,361,865	16,294,893
Diluted	16,396,764	16,409,361	16,361,865	16,415,846

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	December 29, 2013	December 30, 2012
Assets

Current assets:
Cash	$ 3,295	$ 2,203
Accounts receivable - net	30,821	36,301
Inventories	36,776	54,806
Prepaid expenses	1,632	2,431
Income taxes receivable	472	357
Current portion of deferred income taxes	1,486	2,237
	74,482	98,335
Property, plant and equipment	18,219	19,410
Deferred financing costs	275	564
Deferred income taxes	818	3,398
	$ 93,794	$ 121,707
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 33,231	$ 48,766
Accrued liabilities	6,443	9,220
Income taxes payable	775	566
Current portion of long-term debt	20,222	17,527
Current portion of capital lease obligations	1,482	1,628
	62,153	77,707

Capital lease obligations	519	1,292

Shareholders' equity:
Capital stock	390	389
Additional paid-in capital	263,732	263,424
Deficit	(233,000)	(221,105)
	31,122	42,708
	$ 93,794	$ 121,707

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Operations:
Net earnings	$ (7,678)	$ 987	$ (11,895)	$ 7,542
Items not involving cash:
Depreciation	963	848	3,781	3,158
Unrealized (gain) loss on derivative financial instrument	58	536	1,023	(590)
Gain on disposition of capital assets	--	--	(101)	--
Loss (gain) on contingent consideration	274	--	274	(650)
Deferred income taxes	3,347	(2,389)	3,331	(2,435)
Non-cash interest	103	49	389	352
Stock-based compensation	108	122	248	379
Change in non-cash operating working capital:
Accounts receivable	8,826	5,714	5,480	1,603
Inventories	12,240	1,498	18,030	(2,158)
Prepaid expenses	(562)	71	251	(436)
Income taxes payable	237	367	94	(158)
Accounts payable	(9,221)	6,265	(15,535)	2,414
Accrued liabilities	(590)	2,489	(2,467)	904
	8,105	16,557	2,903	9,925
Financing:
Increase (decrease) in revolving debt	(5,249)	(12,343)	7,326	442
Repayment of long-term debt	(1,157)	--	(4,631)	(2,162)
Principal payment of capital lease obligations	(469)	(432)	(2,236)	(1,727)
Proceeds from sale and leaseback	--	--	988	170
Proceeds from issuance of common stock	50	--	61	220
Payment of contingent consideration	(261)	(223)	(1,059)	(965)
Debt issuance and deferred financing costs	--	--	(100)	--
	(7,086)	(12,998)	349	(4,022)
Investing:
Purchase of property, plant and equipment	(250)	(2,311)	(2,566)	(6,335)
Proceeds from sale of capital assets	--	--	406	--
	(250)	(2,311)	(2,160)	(6,335)
Increase in cash	769	1,248	1,092	(432)
Cash, beginning of period	2,526	955	2,203	2,635
Cash, end of the period	$ 3,295	$ 2,203	$ 3,295	$ 2,203

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended		Twelve months ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Net earnings (loss)	$ (7,678)	$ 987	$ (11,895)	$ 7,542
Add:
Unrealized (gain)/loss on derivative instrument	58	536	1,023	(590)
Interest	463	426	1,724	1,957
Income tax expense (recovery)	3,423	(2,142)	4,218	(1,814)
Depreciation	963	848	3,781	3,158
Restructuring charges	546	1,729	1,989	2,180
Adjusted EBITDA	(2,225)	2,384	840	12,433
CONTACT: Investor Relations Information:
         Sushil Dhiman
         President and Chief Executive Officer
         Telephone: (905) 413.1190
         Email: investorrelations@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com